UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 27, 2010
Date of report (date of earliest event reported):

ABAXIS, INC.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

(510) 675-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into A Material Definitive Agreement.

On October 27, 2010, the Compensation Committee of the Board of Directors of Abaxis, Inc. (the “Company”) approved, and the Company entered into, an Amended and Restated Employment Agreement (the “Amended Agreement”) with Clinton H. Severson, the Company’s Chief Executive Officer, amending, restating and superseding Mr. Severson’s existing Employment Agreement, dated July 11, 2005 (the “Original Agreement”).  The material differences between the Original Agreement and the Amended Agreement are as follows:

●
The Original Agreement provided that, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested options to purchase Common Stock of the Company would vest in full.  The Amended Agreement extends such benefits to apply to restricted stock units and other equity awards, as well as stock options.

●	Execution of an effective general release was added as a condition to receipt of any of the severance benefits provided for in the Amended Agreement.

●	Certain changes were made to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

The description of the Amended Agreement is a summary only and does not purport to be complete.  The Company intends to file a copy of the Amended Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2010.

1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 1, 2010

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer

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